                                                                    EXHIBIT 99.1









RALPH LAUREN MEDIA, LLC
Financial Statements
As of April 1, 2006 and for the 15 Month Period Ended
April 1, 2006 and
Independent Auditors' Report



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RALPH LAUREN MEDIA, LLC

TABLE OF CONTENTS

---------------------------------------------------------------------------------------- -------------------


                                                                                                       PAGE
INDEPENDENT AUDITORS' REPORT                                                                              1

FINANCIAL STATEMENTS AS OF APRIL 1, 2006 AND FOR THE
15 MONTH PERIOD ENDED APRIL 1, 2006

Balance Sheet                                                                                             2

Statement of Income                                                                                       3

Statement of Partners' Capital                                                                            4

Statement of Cash Flows                                                                                   5

Notes to Financial Statements                                                                          6-13

INDEPENDENT AUDITORS' REPORT


To the Members of Ralph Lauren Media, LLC

We have audited the accompanying balance sheet of Ralph Lauren Media, LLC (the "Company") as of April 1, 2006 and the related statements of income, partners' capital, and cash flows for the 15 month period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Ralph Lauren Media LLC as of April 1, 2006, and the results of its operations and its cash flows for the 15 month period then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the financial statements, the Company changed its fiscal year-end from the Saturday closest to December 31st to the Saturday closest to March 31st.

As discussed in Note 10, on March 28, 2007, one of the partners of the Company acquired the equity interest of the other two partners.


DELOITTE & TOUCHE LLP

October 30, 2006
(April 11, 2007 as to Note 10)

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RALPH LAUREN MEDIA, LLC

BALANCE SHEET
APRIL 1, 2006
(IN THOUSANDS)

------------------------------------------------------------------------------------------- ------------------


ASSETS

CURRENT ASSETS:
    Cash and cash equivalents                                                               $          33,804
    Accounts receivable                                                                                 1,737
    Related party receivables                                                                              98
    Inventory                                                                                          16,793
    Other current assets                                                                                   53
                                                                                            ------------------

         Total current assets                                                                          52,485

PROPERTY AND EQUIPMENT---Net                                                                              307
                                                                                            ------------------

TOTAL ASSETS                                                                                $          52,792
                                                                                            ==================


LIABILITIES AND PARTNERS' CAPITAL

CURRENT LIABILITIES:
    Accounts payable and accrued expenses                                                   $           6,184
    Related party payables                                                                              9,100
                                                                                            ------------------

         Total current liabilities                                                                     15,284

PARTNERS' CAPITAL                                                                                      37,508
                                                                                            ------------------

TOTAL LIABILITIES AND PARTNERS' CAPITAL                                                     $          52,792
                                                                                            ==================

See accompanying notes to financial statements.

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RALPH LAUREN MEDIA, LLC

STATEMENT OF INCOME
15 MONTH PERIOD ENDED APRIL 1, 2006
(IN THOUSANDS)

------------------------------------------------------------------------------------------- ------------------


NET REVENUES                                                                                $         106,216

COST OF GOODS SOLD                                                                                     35,728
                                                                                            ------------------

         Gross profit                                                                                  70,488

OPERATING EXPENSES---
    Selling, general and administrative                                                                49,750
                                                                                            ------------------

INCOME FROM OPERATIONS                                                                                 20,738

INTEREST INCOME                                                                                           680
                                                                                            ------------------

NET INCOME                                                                                  $          21,418
                                                                                            ==================


See accompanying notes to financial statements.

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RALPH LAUREN MEDIA, LLC

STATEMENT OF PARTNERS' CAPITAL
15 MONTH PERIOD ENDED APRIL 1, 2006
(IN THOUSANDS)

------------------------------------------------------------------------------------------------------------


                                        POLO RALPH                              NATIONAL
                                          LAUREN           VALUEVISION        BROADCASTING
                                        CORPORATION        MEDIA, INC.        COMPANY, INC.         TOTAL

PARTNERS' CAPITAL --
January 1, 2005                        $       7,532       $     (8,426)      $      17,935       $   17,041

    Contribution of services                   1,049                                                   1,049

    Distribution of capital                   (1,000)              (250)               (750)          (2,000)

    Net income                                10,709              2,677       $       8,032           21,418
                                       --------------      -------------      --------------      -----------
PARTNERS' CAPITAL -
April 1, 2006                          $      18,290       $     (5,999)      $      25,217       $   37,508
                                       ==============      =============      ==============      ===========


See accompanying notes to financial statements.

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RALPH LAUREN MEDIA, LLC

STATEMENT OF CASH FLOWS
15 MONTH PERIOD ENDED APRIL 1, 2006
(IN THOUSANDS)

----------------------------------------------------------------------------------------------- --------------

CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                                                  $      21,418
    Adjustments to reconcile net income to net cash provided by operating activities:
      Services provided by Joint Venture Partners                                                       1,049
    Changes in assets and liabilities:
          Accounts receivable                                                                            (558)
          Related party receivables                                                                     2,989
          Inventory                                                                                    (5,658)
          Other current assets                                                                             25
          Accounts payable and accrued expenses                                                          (176)
          Related party payables                                                                        3,440
                                                                                                --------------

                  Net cash provided by operating activities                                            22,529
                                                                                                --------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Capital expenditures                                                                                 (307)
                                                                                                --------------

                  Cash used in investing activities                                                      (307)
                                                                                                --------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Distribution of capital                                                                            (2,000)
                                                                                                --------------

                  Cash used in financing activities                                                    (2,000)
                                                                                                --------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                                              20,222

CASH AND CASH EQUIVALENTS --- Beginning of period                                                      13,582
                                                                                                --------------

CASH AND CASH EQUIVALENTS --- End of period                                                     $      33,804
                                                                                                ==============


See accompanying notes to financial statements.

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RALPH LAUREN MEDIA, LLC

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE 15 MONTH PERIOD ENDED APRIL 1, 2006
(IN THOUSANDS)

--------------------------------------------------------------------------------

   1.     BUSINESS AND ORGANIZATION

          Ralph Lauren Media, LLC (the "Company") was formed to bring the Polo American lifestyle experience to consumers via multiple media platforms, including the Internet, broadcast, cable and print. The Company's first initiative is the Polo.com website, which opened its virtual doors in November 2000. Polo.com provides entertaining format and content that promotes and sells the Polo brands.

          The Company, which was formed in February 2000, is a 30 year joint venture between Polo Ralph Lauren Corporation ("Polo") which owns 50% of the Company, National Broadcasting Company, Inc. ("NBC") which owns 37.5% of the Company, and ValueVision Media, Inc. (formerly ValueVision International, Inc.) ("ValueVision") which owns 12.5% of the Company. NBC and ValueVision collectively form the "Media Partners." The Company's managing board has equal representation from Polo and the Media Partners. The details are presented in the Joint Venture agreement dated February 7, 2000.

          Polo provides marketing through its annual print advertising campaign and provides inventory to the Company through a Supply Agreement (the "Supply Agreement"). Polo makes its merchandise available at cost of inventory and handles excess inventory through its outlet stores. As detailed in Note 9, Polo provides the Company with accounting, legal and human resources services as well as facilities support.

          As detailed in Note 9, ValueVision provides the Company with telemarketing, customer support and fulfillment operations.

   2.     BASIS OF PRESENTATION

          FISCAL YEAR--The Company's fiscal year end was changed this year. It is now based on a 12 month fiscal year which ends on the Saturday nearest to March 31. Previously the fiscal year ended on the Saturday nearest to December 31. All references to "Fiscal 2006" represent the 15 month fiscal period ended April 1, 2006. This 15 month based financial statement begins January 1, 2005 and ends April 1, 2006. All references to "Fiscal 2007" represent the fiscal year ending March 31, 2007. Selected financial information derived from the results of operations for the three month periods ended April 1, 2006 and April 2, 2005 is as follows:


                                         THREE MONTH PERIOD ENDED
                                    APRIL 1, 2006       APRIL 2, 2005
                                    ----------------------------------
          Net revenues                    $20,632             $16,223
          Cost of goods sold                7,115               5,961
                                    ----------------------------------
          Gross profit                     13,517              10,262
          Operating expenses                9,503               9,055
                                    ----------------------------------
          Income from operations            4,014               1,207
          Interest income                     357                  17
                                    ----------------------------------
          Net income                       $4,371              $1,224
                                    ==================================

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           BASIS OF PRESENTATION (CONTINUED):

           USE OF ESTIMATES-- The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions about future events. These estimates and assumptions affect amounts of assets, liabilities, revenues and expenses, and the disclosure of gain and loss contingencies at the date of the financial statements. The amounts currently estimated by the Company are subject to change if different assumptions as to the outcome of future events were made. The Company evaluates its estimates and judgments on an ongoing basis and predicates those estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances. Management makes adjustments to its assumptions and judgments when facts and circumstances dictate. The primary estimates underlying the financial statements include sales returns and deferred revenue. Actual results may differ from the estimates used by the Company in preparing the accompanying financial statements.

   3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

           REVENUE RECOGNITION--The Company recognizes revenue from e-commerce sales upon receipt of products by customers. Sales to individuals are paid for entirely with credit cards. Shipping and handling fees billed to customers are included in net revenues and the related costs are included in operating expenses. The Company records revenue from gift cards as deferred revenue and recognizes revenue upon redemption. Gift cards sold to customers do not have expiration dates.

           Allowances for estimated returns are provided when sales are recorded. The Company's reserve for sales returns which is included in accounts payable and accrued expenses is approximately $1.4 million at April 1, 2006. Deferred revenues are reported according to the expected delivery date to the customer. It is estimated that the last three days of sales are considered deferred revenue and at April 1, 2006 was $0.6 million and classified in accounts payable and accrued expenses.

           COST OF GOODS SOLD--Cost of goods sold includes the expenses incurred to acquire inventory for sale, including product costs, freight-in and import costs. This also includes reserves for shrinkage, damages and inventory obsolescence. The costs of selling merchandise, including preparing the merchandise for sale, such as picking, packing, shipping, warehousing and order costs are included in selling, general and administrative ("SG&A").

           SHIPPING AND HANDLING COSTS-- The costs associated with shipping goods to the customer are reflected as a component of SG&A. Shipping and handling costs incurred approximated $6.8 million in Fiscal 2006.

           ADVERTISING COSTS-- In accordance with American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") No. 93-7, Reporting on Advertising Costs, advertising costs, including the costs to produce advertising, are expensed upon the first time that the advertisement is exhibited. Advertising expense was approximately $5.0 million for Fiscal 2006. There were no deferred advertising costs recorded as of April 1, 2006.

           TECHNOLOGY AND WEBSITE DEVELOPMENT--The Company develops its website through use of internal and external resources. External costs incurred in connection with development of the website, prior to technological feasibility, are expensed when incurred. Costs incurred subsequent to technological feasibility through the period of the site availability are capitalized.

           COMPREHENSIVE INCOME--Comprehensive income was equal to the net income during Fiscal 2006.

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           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):


           STOCK-BASED COMPENSATION-- Through the end of fiscal 2006, the Company used the intrinsic value method to account for stock-based compensation in accordance with Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, ("APB 25") and had adopted the disclosure-only provisions of Financial Accounting Standards Board ("FASB") Statement No. 123, Accounting for Stock-Based Compensation, as amended by FASB Statement No. 148, Accounting for Stock-Based Compensation -- Transition and Disclosure ("FAS 123"). Accordingly, no compensation cost has been recognized for fixed stock option grants issued at fair market value. This is for the issuance of Polo common stock and restricted stock units, which is managed by Polo. Had compensation costs for the Company's stock option grants been determined based on the fair value at the grant dates of such awards in accordance with FAS 123, the Company's net income would have been reduced to the pro forma amount as follow:


           Net income as reported                                      $21,418
           Deduct:  Total stock-based compensation expense
           determined under fair value based method for all
           awards                                                         (224)
                                                                       --------
           Pro forma net income                                        $21,194
                                                                       ========


           For purposes of applying the pro forma disclosure requirements of FAS 123, the fair value of each stock option grant was estimated on the date of grant using the Black-Scholes option-pricing model. The following weighted-average assumptions were used for all grants in Fiscal 2006: annual dividend rate of $0.20; expected volatility of 29.1%; risk-free interest rate of 3.66%; and an expected term to exercise of 5.2 years. In addition, see Note 4 to the Notes to Financial Statements for a discussion of the adoption of FASB Statement No. 123R, Share-Based Payment, ("FAS 123R"), effective in Fiscal 2007, which requires compensation cost to be recognized for all stock-based compensation awards granted, modified or settled on or after April 2, 2006.


           CASH AND CASH EQUIVALENTS--Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less.

           ACCOUNTS RECEIVABLE--The balance represents receivables related to sales generated from the website through GSI Commerce, Inc ("GSI") a third-party provider of e-commerce solutions. GSI remits the collected tender to the Company.

           INVENTORY--Inventory, which consists entirely of finished goods, is valued at the lower of cost or market value as determined on a weighted-average cost basis. All risks of ownership of excess inventory, as defined by the Supply Agreement, are borne by Polo, who reimburses the Company at cost for all saleable inventories returned.

           PROPERTY AND EQUIPMENT--Property and equipment is carried at cost, less accumulated depreciation and amortization. Computer equipment and technology and website development are depreciated using the straight-line method over their estimated useful lives of up to 3 years when placed in service. Major additions are capitalized, and repairs and maintenance are charged to operations in the period incurred. Additions in Fiscal 2006 were not yet put into service at April 1, 2006.

           ACCOUNTING FOR THE CAPITAL CONTRIBUTIONS--The Company records in-kind contributions from the partners at the partners' carrying value on their financial statements at the time of contribution. Partner cash contributions are recorded at the time of contribution.

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           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

           INCOME TAX--The Company is not considered a taxable entity for Federal income tax purposes and most state income tax purposes. The members report any taxable income or losses on their respective income tax returns. As a result, no tax expense or benefit has been recorded by the Company for the period presented.

           CONCENTRATION OF CREDIT RISKS--The Company is potentially exposed to credit risk primarily due to cash deposits. The Company reduces this risk by depositing all of its funds with a number of major banks and financial institutions and investing in high-quality instruments.

   4.      RECENTLY ISSUED ACCOUNTING STANDARDS

           In December 2004, the FASB issued FAS 123R and, in March 2005, the US Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 107 ("SAB 107"). SAB 107 provides implementation guidance for companies to use in their adoption of FAS 123R. FAS 123R supersedes both APB 25, which permitted the use of the intrinsic-value method in accounting for stock-based compensation, and FAS 123, which allowed companies applying APB 25 to just disclose in their financial statements the pro forma effect on net income from applying the fair-value method of accounting for stock-based compensation.

           Under FAS 123R, all forms of share-based payments to employees, including stock options, would be treated as compensation and recognized in the statement of operations based on their fair value at the date of grant for awards that actually vest. This standard is effective for awards granted, modified or settled by the Company beginning on April 2, 2006. The Company has historically accounted for stock-based compensation under APB 25 and has adopted FAS 123R effective as of Fiscal 2007 under the modified prospective transition method. The adoption of FAS 123R did not have a material impact on its financial statements. This program is managed by Polo and the cost is allocated to the Company.

           In May 2005, the FASB issued Statement No. 154, Accounting Changes and Error Corrections ("FAS 154"). FAS 154 generally requires that accounting changes and errors be applied retrospectively. FAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of FAS 154 did not have a material impact on its financial statements.

           In March 2005, the FASB issued Statement of Financial Accounting Standards ("SFAS") Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations ("FIN 47"). FIN 47 provides clarification regarding the timing of liability recognition for legal obligations associated with the retirement of a tangible long-lived asset when the timing and/or method of settlement are conditioned on a future event. The Company adopted the provisions of FIN 47 during Fiscal 2006. The application of FIN 47 did not have an impact on the Company's financial statements.

           In November 2004, the FASB issued Statement No. 151, Inventory Costs ("FAS 151"). FAS 151 clarifies standards for the treatment of abnormal amounts of idle facility expense, freight, handling costs and spoilage. FAS 151 is effective for fiscal years beginning after June 15, 2005. The adoption of FAS 151 did not have a material effect on its financial statements.

           In September 2006, the SEC issued Staff Accounting Bulletin No. 108 ("SAB 108"). SAB 108 addresses the process and diversity in practice of quantifying financial statement misstatements resulting in the potential build-up of improper amounts on the balance sheet. The Company will be required to adopt the provisions of SAB 108 in fiscal year 2007. The Company does not expect the adoption of SAB 108 to have a material impact on its financial statements.

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          RECENTLY ISSUED ACCOUNTING STANDARDS (CONTINUED):

          In March 2006, the FASB issued Statement No. 156, Accounting for Servicing of Financial Assets ("FAS 156") -- an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This statement is effective as of the beginning of an entity's first fiscal year that begins after September 15, 2006. The Company believes FAS 156 does not have an impact on its financial statements.

          In September 2006, the FASB issued Statement No. 157, Fair Value Measurements ("FAS 157"). FAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this statement does not require any new fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company believes FAS 157 does not have an impact on its financial statements.

          In September 2006, the FASB issued Statement No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans ("FAS 158") - an amendment of FASB Statements No. 87, 88, 106, and 132(R). FAS 158 improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. The Company believes FAS 158 does not have an impact on its financial statements.

          In June 2006, the FASB issued Statement of Financial Accounting Standards ("SFAS") Interpretation No. 48, Accounting for Uncertainty in Income Taxes ("FIN 48") -- an interpretation of FASB Statement No.
          109. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FAS 109, Accounting for Income Taxes. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. This interpretation is effective for fiscal years beginning after December 15, 2006. The Company believes FIN 48 does not have a material impact on its financial statements.

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   5.     ACCOUNTS PAYABLE AND ACCRUED EXPENSES

          The Company's accounts payable and accrued expenses consist of the following as of April 1, 2006:


          Operating expenses                                           $  1,568
          Reserve for sales returns                                       1,419
          Gift cards liability                                            1,154
          Accrued employee costs                                          1,042
          Sales tax payable                                                 389
          Deferred revenue                                                  612
                                                                       --------
                                                                       $  6,184
                                                                       ========

   6.     PARTNERS' CAPITAL

          Contributions of services by Polo had a value of $1.0 million in Fiscal 2006 which were determined on a proportional cost allocation method. Distributions of capital amounted to $2.0 million in Fiscal 2006, and were allocated in accordance with ownership percentages.

          The Company allocates profits and losses to the partners in accordance with the LLC Agreement. The LLC agreement provides that losses are first allocated to the partners in a manner to make their partner's tax basis capital account balances consistent with their ownership percentages, then pro rata in accordance with their ownership percentages. Profits of the Company are allocated to the partners in accordance with their ownership percentages.

   7.     STOCK-BASED COMPENSATION

          In connection with the hiring of key executives, Polo has issued options for the purchase of Polo common stock and restricted stock units to certain executives of the Company. Polo granted 20,015 options on June 15, 2005 at an exercise price of $43.05 equal to fair market value at the date of grant. The options become exercisable ratably, over a three-year vesting period for employees. The stock options generally expire either seven or ten years from the date of grant. This is managed by Polo.

          Polo granted 3,400 restricted stock units on June 15, 2005, which are subject to Polo's satisfaction of performance goals and will vest in three equal installments on the first three anniversaries of the grant date through June 15, 2008. Performance-based restricted stock units also are payable in shares of Polo's common stock and may vest over
          (1) a three-year period of time (cliff vesting), subject to the employee's continuing employment and Polo's satisfaction of certain performance goals over the three-year period; or (2) ratably over a three-year period of time (graded vesting), subject to the employee's continuing employment during the applicable vesting period and the achievement by the Company of separate annual performance goals. Compensation expense for performance-based restricted stock units is recognized over the service period when attainment of the performance goals is probable. The is accounted as variable arrangements. The Company is required to reimburse Polo for the expense and has recorded compensation expense of $0.3 million in Fiscal 2006 related to the restricted stock units and are included in SG&A.

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   8.     SIGNIFICANT AGREEMENTS

          In May 2003, the Company entered into an agreement with Amazon.com ("Amazon") whereby the Company would make its website available through Amazon.com's internet operations. As part of the arrangement, a percentage of sales to customers who access Polo.com through the Amazon.com web portal are paid as a commission to Amazon. Amazon is also responsible for credit card fees and credit risk on transactions processed through their operations. The Company began selling through the Amazon site in October 2003. During Fiscal 2006, the Company recorded expenses of approximately $0.5 million.

          In November 2003, the Company entered into an agreement with GSI for e-commerce technology services. In connection with this agreement, the Company pays a service fee to GSI equivalent to a percentage of net merchandising revenue, as defined in the agreement. GSI is also responsible for all credit card processing fees and credit risk on all sales processed through its technology platform with the exception of sales through Amazon's internet operations as described above. During Fiscal 2006, the Company recorded expenses of approximately $12.3 million.

   9.     RELATED PARTY TRANSACTIONS

          LICENSING--The Company entered into a license agreement with a wholly-owned subsidiary of Polo (the "License Agreement"). The terms of the License Agreement require the Company to pay a royalty on the sale of Polo products based on a specified percentage of net retail sales. The volume of net retail sales shall be reset to zero each year. The royalty calculation is based on a calendar year ending December 31, 2005.

          During fiscal 2006, the Company paid royalties of $0.5 million which are included in SG&A.

          INVENTORY--Under the terms of the Supply Agreement, the Company has the right to purchase its inventory from Polo, its suppliers and its licensees, at Polo's cost. During Fiscal 2006, the Company purchased approximately $33.1 million or 74% of its inventory from Polo and its suppliers, and the remaining 26% of the Company's inventory was purchased from Polo licensees. The Company relies on Polo and its relationship with its suppliers to achieve favorable inventory costs in accordance with the Supply Agreement. If Polo were to terminate the Supply Agreement or be unable to continue its relationships with its suppliers there may be a material adverse effect to the Company and its cost of doing business. At least twice a year, Polo agrees to purchase from the Company at the Company's cost, all unsold Polo products that were purchased in accordance with the Supply Agreement, subject to certain exclusions. During Fiscal 2006, Polo purchased $3.7 million in unsold inventory from the Company. At April 1, 2006, the Company had a receivable and a payable due to Polo for inventory and other services of approximately $0.1 million and $6.9 million, respectively. These amounts are included in related party receivables and related party payables in the accompanying balance sheet.

          FULFILLMENT--ValueVision provides telemarketing, customer support and fulfillment operations to the Company based on the agreement entered on May 18, 2004. For Fiscal 2006, telemarketing, customer support and fulfillment expenses (inclusive of system expenses) amounted to approximately $10.6 million and are included in SG&A. The liability for these services was $2.2 million and is included in related party payables in the accompanying balance sheet.

          ADMINISTRATIVE SERVICES--Polo provides the Company with administrative services in the way of accounting, treasury, human resources, payroll services, accounts payable services, office space and utilities, IT support and legal services. The services Polo provided totaled approximately $1.0 million for Fiscal 2006 based on a proportional cost allocation method and are included in SG&A and as a capital contribution in Polo's capital account. The Company reimburses payroll and operating expenses which are initially paid by Polo.




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          RELATED PARTY TRANSACTIONS (CONTINUED):

          EMPLOYEE BENEFITS--The Company currently does not maintain any of its own employee benefit plans, including, health, dental, short-term disability, long-term disability and 401(k). Polo administers these benefits and the Company's employees are permitted to participate. During Fiscal 2006, the Company recorded expenses of approximately $1.1 million for these benefits based on a proportional cost allocation method.

  10.     SUBSEQUENT EVENTS

              In October 2006, the Company amended its Services Agreement with ValueVision. The amendment provided for an extension of the term of the agreement to August 31, 2008, with an option to extend this term for up to an additional 12 months, required the Company to commit to minimum order and call center contact volumes, and changed its order fulfillment pricing from a net order to gross units shipped pricing structure, among other things.

              On December 18, 2006, the Company entered into a lease agreement for a 360,000 square foot distribution center facility located in High Point, North Carolina. The lease has an initial term of fifteen years and contains four 5-year extension options. Rent commences upon the substantial completion of the facility by the lessor which is anticipated to be in September 2007. During the first year, the fixed annual rent is approximately $1,264,000 with annual rent increases over the initial lease term of 1.125%.

               On March 28, 2007, Polo acquired the 50% equity interest in the Company held by NBC and its related entities (37.5%) and ValueVision and its related entities (12.5%). As a result of this transaction, the Company is now a wholly-owned subsidiary of Polo, and NBC and ValueVision no longer have any Partners' Capital in the Company. In connection with the acquisition, the LLC Agreement, the Operating Agreement, the Supply Agreement, the License Agreement, the Advertising Agreement, the Promotion Agreement and the Restated Limited Liability Company Agreement were all terminated. The Services Agreement, whereby ValueVision provides telemarketing, customer support and fulfillment operations to the Company, is still in effect, as amended.




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